FREE WRITING PROSPECTUS Dated October 22, 2014	Filed Pursuant to Rule 433 Registration No. 333-183014 Registration No. 333-183014-05

*PXG DETAILS* $988MM+ WOART 2014-B (PRIME AUTO LOAN)

Joint-Leads: J.P. Morgan (struc), Barclays, MUFG, Wells Fargo

Co-Managers: BAML, PNC

Junior Co-Managers: BB&T, Comerica, Regions

CL	AMT($MM)	S&P/F	WAL	E.FNL	L.FNL	PRICED	YLD	CPN	$PX
A-1	186.000	A-1+/F1+	0.23	05/15	11/15	0.23%	0.230	0.23	100.00000
A-2a	160.000	AAA/AAA	1.10	07/16	01/18	EDSF+27	0.604	0.60	99.99645
A-2b	160.000	AAA/AAA	1.10	07/16	01/18	1ML+23		1ML+23	100.00000
A-3	354.000	AAA/AAA	2.66	07/18	01/20	IS+27	1.148	1.14	99.98626
A-4	107.600	AAA/AAA	3.99	11/18	12/20	IS+35	1.695	1.68	99.96514
B	20.730	AA/AA	4.04	11/18	09/21	IS+60	1.959	1.95	99.99594

Ticker:	WOART 2014-B	Registration:	SEC Registered
Expected Ratings:	S&P/Fitch	Expected Pxg:	Priced
Pxg Speed:	1.3% ABS, 10% Call	Expected Settle:	10/29/14
Min Denoms:	$1K x $1K	Bill & Deliver:	J.P. Morgan

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.